Exhibit 99.1

NEWS RELEASE

For Immediate Release	Contact: Frank Romejko
(925) 328-4656	Vice President, Finance/Chief Financial Officer (acting)

  Giga-tronics Announces New Vice President of Sales

San Ramon, CA – (BUSINESS WIRE) – July 27, 2012 -- Giga-tronics Incorporated (NASDAQ: GIGA) reported today that Mr. Michael Penta has joined Giga-tronics Incorporated as the Vice President of Sales on July 16th, 2012.

Mr. Penta has more than 20 years of sales experience in high technology manufacturing companies.  Most recently, he was Director of Business Development at Tektronix, Inc.  Prior to Tektronix, Mike held positions as Vice President of Sales at SynthsSys Research and Vice President of Sales at Escend Technologies.  Mike was also Director of Sales and Marketing for Data Storage at LeCroy Corporation.

            “Mike’s combination of sales and business development know-how along with his strong management capability for leading worldwide sales organizations will bring new energy to our team”, said John Regazzi, Chief Executive Officer of Giga-tronics.  Mr. Regazzi added, “Mike has a proven track record building technical selling teams at high growth companies and I am confident his skills and experience will help us successfully address our challenges and capitalize on the opportunities we face.”

Giga-tronics produces instruments, subsystems and sophisticated microwave components that have broad applications in both defense electronics and wireless telecommunications.

Giga-tronics is a publicly held Company, traded on the NASDAQ Capital (formerly Small Cap) Market under the symbol “GIGA”.

This press release contains forward-looking statements concerning profitability, backlog and shipments.  Actual results may differ significantly due to risks and uncertainties, such as future orders, cancellations or deferrals, disputes over performance and the ability to collect receivables.  For further discussion, see Giga-tronics’ annual report on Form 10-K for the fiscal year ended March 31, 2012 Part I, under the heading “Certain Factors Which May Adversely Affect Future Operations or an Investment in Giga-tronics” and Part II, under the heading “Management’s Discussion and Analysis of Financial Conditions and Results of Operations”.